Exhibit 16.1

April 20, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by WaferGen Bio-systems, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of WaferGen Bio-systems, Inc. dated April 21, 2011. We agree with the statements concerning our firm in such Form 8-K.

Very truly yours,

/s/ Rowbotham and Company LLP